Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-212814 and Registration Statements on Form S-8 Nos. 333-140559, 333-140561, 333-140562, 333-173656, 333-173657, 333-173658, 333-176852, 333-192988, 333-212813, 333-217448, and 333-217449 of PPG Industries, Inc. of our report dated February 15, 2018, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements and the matter described in the fourth paragraph of Management Report on Responsibility for Preparation of the Financial Statements and Establishing and Maintaining Adequate Internal Control Over Financial Reporting, as to which the date is June 28, 2018, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 28, 2018